UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

EAGLE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-20146	54-1601306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Main Street P.O. Box 391 Berryville, Virginia	22611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 955-2510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2008, Eagle Financial Services, Inc. (the “Company”), the holding company for Bank of Clarke County (the “Bank”), appointed Kathleen J. Chappell, age 41, as Vice President and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank, effective January 5, 2009. Ms. Chappell served as Senior Vice President and Chief Financial Officer of Middleburg Financial Corporation and its subsidiary, Middleburg Bank, from 2005 to November 2008. From March 2007 to May 2007, she also served as Senior Vice President and Chief Accounting Officer. Ms. Chappell was Senior Vice President and Controller of Middleburg Bank from 2004 to 2005 and Vice President and Controller of Middleburg Bank from 1997 to 2004.

Ms. Chappell will receive an annual base salary of $130,000 and will be entitled to participate in all of the employee benefit plans for which she is eligible, including health insurance, life insurance, long term disability insurance, and the Bank’s 401(k) plan.

James W. McCarty, Jr., the current Vice President and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank will become Vice President and Secretary-Treasurer of the Company and Executive Vice President and Chief Administrative Officer of the Bank.

In connection with his transition, Mr. McCarty entered into an amended and restated employment agreement with the Company, which will become effective December 31, 2008, pursuant to which he will receive an annual base salary of $159,000. Mr. McCarty’s amended and restated employment agreement provides that the agreement automatically renews and is extended by one year on a daily basis. Mr. McCarty’s amended and restated employment agreement also includes technical amendments to comply with Section 409A of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2008

Eagle Financial Services, Inc.

By:	/s/ JAMES W. MCCARTY, JR.
James W. McCarty, Jr.
Vice President, Chief Financial Officer, and Secretary-Treasurer